Exhibit 10.55

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***]

AIRCRAFT PURCHASE AGREEMENT

Dated February 2, 2022

among

XTI AIRCRAFT COMPANY

MESA AIRLINES, INC.

and

MESA AIR GROUP, INC.

Relating to XTI TriFan 600 Aircraft

(i)

(ii)

(iii)

AIRCRAFT PURCHASE AGREEMENT

This AIRCRAFT PURCHASE AGREEMENT (this “Agreement”) dated as of February          , 2022, among XTI AIRCRAFT COMPANY, a Delaware corporation (“Seller”), MESA AIRLINES, INC., a Nevada corporation (“Buyer”), and MESA AIR GROUP, INC., a Nevada corporation (“Buyer Parent”).

RECITALS

WHEREAS, Seller is designing and developing an [***] vertical takeoff and landing aircraft called the XTI TriFan 600 (the “Aircraft”).

WHEREAS, Seller has undertaken, inter alia, to supply and sell, and Buyer has undertaken, inter alia, to purchase and accept delivery of Aircraft and related goods and services, as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer, Buyer Parent and Seller agree as follows:

SECTION 1 DEFINITIONS; INTERPRETATION.

1.1 Definitions. Unless the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings:

“Acceptance” has the meaning described in Section 12.

“Advance Payments” means any deposits paid by Buyer under this Agreement as part of the Purchase Price for a Firm Aircraft before the delivery of such Aircraft, the amounts and payment schedule of which are subject to the mutual agreement of the Parties.

“Aircraft” means the Firm Aircraft to be listed on Schedule 1 to be sold by Seller and to be purchased by Buyer hereunder, the model, type and number of which are subject to mutual agreement of the Parties.

“Base Purchase Price” has the meaning described in Section 3.2.

“Bill of Sale” means a bill of sale of the Aircraft substantially in a form attached hereto as Attachment A, which shall be issued by Seller to Buyer or Buyer Nominee (as applicable) in accordance with the terms of the acceptance and delivery framework in Section 12.

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open in New York, New York for the transaction of business.

“Buyer Competitor” means a Person that is, or is an affiliate or alliance partner of any person that is, a commercial air carrier and FAA licensed air operator that regularly provides scheduled air services in the U.S. without any affiliation, codeshare arrangements or other similar type of collaboration with Buyer.

“Buyer Furnished Equipment” or “BFE” has the meaning described in Section 3.4.

“Buyer Guaranty” has the meaning described in Section 11.2(c).

“Buyer Nominee” means, unless otherwise agreed by Seller and Buyer:

(a) Buyer’s affiliates so long as any such affiliate is directly or indirectly owned by Buyer or Buyer Parent;

(b) any direct or indirect wholly owned subsidiary of Buyer or Buyer Parent;

(c) any Financing Party actually providing, or intending to provide, financing directly or indirectly to Buyer, Buyer Parent or any person covered by clauses (a) or (b) of this definition; or

(d) a trust of which any of Buyer, Buyer Parent and/or any of the Persons referred to in clause (a) or (b) above is the one-hundred (100%) percent beneficial owner.

“Certificate of Acceptance” means a certificate of acceptance of the Aircraft substantially in a form mutually agreed upon by the Parties, which shall be issued by Buyer (and Buyer Nominee, if applicable) in accordance with the terms of the acceptance and delivery framework in Section 12.

“CFR” means the Code of Federal Regulations.

“Change of Control” means (i) any Liquidation Event (as such term is defined in the Warrant) or (ii) any event in which a Buyer Competitor, individually or in combination with one or more Buyer Competitors, directly or indirectly, in a transaction or series of related transactions, acquires (A) at least thirty (30%) percent of the economic interest in or voting power of Seller, (B) all or substantially all of the assets of Seller, or (C) all or substantially all of the assets of Seller to which this Agreement relates; provided, however, that no “Change of Control” shall be deemed to have occurred as a result of a SPAC Transaction (as such term is defined in the Warrant).

“Civil Aviation Authority” means any aviation authority in the country of import or registration of the Aircraft.

“Claim” has the meaning described in Section 24.6(a).

“Conditions Precedent” means (i) (a) Seller has not received a notice from Buyer that Seller has materially breached this Agreement and (b) no such material breach by Seller remains uncured, (ii) there is no Material Term for which Seller and Buyer have not reached full agreement (it being understood that the determination by each party of whether any Material Term has been agreed shall be in the sole discretion of each party to this Agreement), (iii) Seller shall have complied with the requirements of Section 8 (FAA Certification) and Section 12 (Acceptance and Delivery; Inspection), and (iv) each Aircraft and all equipment and components thereof shall have been delivered free and clear of all liens and encumbrances whatsoever.

“Confidential Information” has the meaning described in Section 21.1.

“Confirmed Aircraft” means, collectively, the Firm Aircraft.

“Customer Support Services” means service life policies, training services, simulator services, field services, customer representative services, and any other services as may be agreed upon by the parties and set forth in an amendment to this Agreement.

“Delinquent Payment Notice” has the meaning described in Section 18.1(a).

“Delivery” means, with respect to an Aircraft, the delivery of such Aircraft by Seller to Buyer or Buyer Nominee (as applicable) in accordance with the terms of this Agreement and the other applicable Sale Documents.

“Delivery Quarter” has the meaning described in Section 3.1.

“Discrepancies” has the meaning described in Section 12.

“Detailed Specifications” means those specifications, including the Technical Description and the other specifications mutually agreed to by the parties as set forth herein or in an amendment to this Agreement, which together describe the configuration of the Aircraft.

“Development Change” means a change to the Detailed Specifications based on Seller’s latest manufacturing developments.

“Economic Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted, or enforced by any Sanctions Authority.

“Event of Default” has the meaning described in Section 18.1.

“Excluded Taxes” has the meaning described in Section 4.1.

“Excusable Delay” has the meaning described in Section 6.1.

“FAA” means the Buyer States Federal Aviation Administration.

“FAA Change” means any change to the Aircraft, data relating to the Aircraft or testing of the Aircraft that is required by the FAA to obtain the Type Certificate or a certificate of airworthiness.

“Financing Party” means any bank, financial institution, leasing company or other Person that may at any time from time to time provide financing for an Aircraft directly or indirectly to Buyer or Buyer Nominee (including via a leasing arrangement).

“Firm Aircraft” means the one hundred (100) Aircraft to be sold to Buyer (or Buyer Nominee) under this Agreement as further described in Schedule 1, Part A.

“Indemnified Taxes” means any Taxes imposed on, or in connection with, the transactions contemplated by this Agreement, other than Excluded Taxes.

“Inspection” has the meaning described in Section 12.

“Item” has the meaning described in Section 24.6(a).

“Marks” means any trademarks, trade dress, service marks, logos, symbols, acronyms, trade names, corporate names, certification marks, designs or similar branding elements (and all registrations and applications to register the same in any jurisdiction).

“Material Terms” means the following, to be more fully set forth in one or more amendments to this Agreement and/or Exhibits or Schedules subsequently attached hereto:

a. (i) Detailed Specifications, (ii) Schedule 1 and Milestones Chart, (iii) warranties, (iv) Customer Support Services (including pricing thereof, Buyer’s requirement for Seller’s maintenance of insurance relating thereto and the availability of dedicated customer support representatives in each geographic area in which Buyer will operate Aircraft), (v) performance guarantees, (vi) the forms of Bill of Sale and Certificate of Acceptance, (vii) Advance Payments, including the situations and deadlines for which such amounts must be reimbursed to Buyer, (viii) Scheduled Delivery Period, (ix) Buyer’s remedies for non-excusable delays, (x) provisions regarding acceptance, delivery, and risk of loss, (xi) disclaimers of implied warranties with respect to the Aircraft, (xii) the terms and conditions of a most favored buyer clause, (xiii) the time period (if any) during which Seller is responsible for compliance with any post-Delivery airworthiness directives, in each case to be set forth in the Purchase Agreement (except as set forth otherwise above); and (xiv) the customization and certification chart referenced in Section 2.3 of this Agreement; provided, however, that, for the avoidance of doubt, the Parties agree that the Customer Support Services shall include pilot and mechanics training services, spare parts and battery packs, flight training devices (including simulators if applicable);

b. the Type Certification process and the type of assistance to be provided by Buyer to Seller in obtaining the Type Certification for the Aircraft, and updates on regulatory approval milestones in connection therewith;

c. any FAA Changes and any Development Changes after the date the Detailed Specifications have been agreed;

d. the Delivery location and the Ground Inspection Protocol and the Acceptance Flight Protocol;

e. Optional Equipment, in-flight entertainment and BFE options in the Aircraft;

f. branding, marketing and ticketing matters for flight operations of the Aircraft (including limitations required by Buyer on the use of its trademarks and with respect to Buyer’s brand standards); and

g. such other matters relating to flight operations of the Aircraft as the Parties shall deem appropriate.

“Non-Excusable Delay” has the meaning described in Section 7.1.

“Optional Equipment” has the meaning described in Section 3.3.

“Other Taxes” means all present or future sales, use, transfer, value added, ad valorem, customs duties, excise, property, stamp, court or documentary, intangible, recording, filing or similar Taxes imposed on or with respect to execution, delivery, performance, enforcement of this Agreement, any payment hereunder, or the manufacture, sale and delivery of the Aircraft to Buyer hereunder.

“Part 23” means 14 CFR Part 23 (Amendment 23-64).

“Parties” means Buyer and Seller.

“Person” means any natural person, corporation, general partnership, limited partnership, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or legal entity.

“Prime Rate” means the rate Citibank, N.A., New York announces to be in effect from time to time as its prime lending rate.

“Prohibited Person” means a Person that is (a) listed on, or owned or controlled by a Person listed on, or acting on behalf of a Person listed on, any Sanctions List; (b) located in, incorporated under the laws of, or owned (directly or indirectly) controlled by, or acting on behalf of, a Person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Economic Sanctions; or (c) otherwise the target of Economic Sanctions.

““Purpose” has the meaning described in Section 21.1.

“Pricing Calculation Quarter” has the meaning described in Section 3.2.

“Pricing Confirmation Letter” has the meaning described in Section 3.2.

“Representatives” has the meaning described in Section 21.221.2(a).

“Sale Documents” means: (a) this Agreement; (b) the Certificate of Acceptance; (c) the Bill of Sale; (d) any Buyer Guaranty, if applicable; (e) any agreement amending or supplementing any of the foregoing documents; (f) any agreement or instrument agreed by Seller and Buyer as being a Sale Document; and (g) any notices, acknowledgments or consents issued pursuant to any of the foregoing documents.

“Sanctions Authority” means any of: (a) the Buyer States; (b) the Buyer Nations; (c) the Buyer Kingdom; or (d) the European Union; and includes any government entity of any of the above, including, but not limited to, the Office of Foreign Assets Control, the Buyer States Department of State, and Her Majesty’s Treasury.

“Sanctions List” means (a) the List of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control; (b) the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury; or (c) any similar list maintained by, or public announcement of sanctions designation made by, any other Sanctions Authority.

“Scheduled Delivery Date” has the meaning described in Section 10.2.

“Scheduled Delivery Month” means, with respect to an Aircraft, the month designated by Seller as the Scheduled Delivery Month in accordance with Section 10.1 and if the delivery of such Aircraft is subsequently delayed due to an Excusable Delay or Non-Excusable Delay, a revised Scheduled Delivery Month that is notified by Seller pursuant to Section 10.3.

“Scheduled Delivery Period” means, with respect to any Aircraft, a period of three consecutive calendar months, during which such Aircraft is anticipated to be delivered; provided that upon the determination of the Scheduled Delivery Period for an Aircraft, such Scheduled Delivery Period shall be inserted in the appropriate location on Schedule 1; and provided further that if the Scheduled Delivery Period has been determined for an Aircraft and the delivery of such Aircraft is subsequently delayed due to an Excusable Delay or Non-Excusable Delay, then all references to the Scheduled Delivery Period for an Aircraft shall be deemed to be references to the revised Scheduled Delivery Period that is notified by Seller pursuant to Section 10.3; and provided further that upon designation of the Scheduled Delivery Month for such Aircraft, (x) the Scheduled Delivery Period for such Aircraft shall be replaced by such Scheduled Delivery Month and (y) all references to the Scheduled Delivery Period for an Aircraft shall be deemed to be references to the Scheduled Delivery Month for such Aircraft.

“Seller Event of Default” has the meaning described in Section 18.4.

“Seller Representative” has the meaning described in Section 15.2.

“Seller’s Book and Records” has the meaning described in Section 15.33.

“Taxes” means any and all taxes, fees, charges, impositions, or duties and any interest, penalties, fines, or other additions to tax, including sales, use, value added, gross receipts, goods and services, stamp, customs duties, property, excise, transfer, withholding and similar taxes imposed by any governmental authority including any interest, additions to tax or penalties applicable thereto.

“Technical Description” has the meaning described in Schedule 1.

“Total Purchase Price” has the meaning described in Section 3.2.

“Type Certificate” means a design approval issued by the FAA for each specific type of Aircraft.

“Warranties” has the meaning described in Section 14.

“Warrant” means that certain Warrant to purchase shares of common stock of Seller between Buyer Parent and Seller dated as of the date hereof.

1.2 Interpretation. Except as otherwise expressly provided in this Agreement, the following rules of interpretation shall apply to this Agreement: (i) any reference to a Section (or sub-Section, paragraph or clause), Exhibit or Schedule shall be to an section (or sub-section, paragraph or clause) of, or an exhibit or schedule to, this Agreement; (ii) the table of contents and any section, sub-section or paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (iii) any reference to a statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and to any applicable rules or regulations promulgated thereunder; (iv) any reference to any agreement or document (including this Agreement) shall be construed as a reference to such agreement or document as amended, modified, clarified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies, clarifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms; (v) whenever the words “include,” “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation” or “but not limited to” or words of like meaning; (vi) the words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Schedules and Exhibits); (vii) words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate; (viii) any reference to any person in any capacity includes a reference to its permitted successors and assigns in such capacity and, in the case of any governmental authority, any person succeeding to its functions and capacities; and (ix) where a Buyer Nominee has been nominated in respect of the purchase of an Aircraft, any reference to Buyer herein shall include Buyer Nominee where the context so admits.

SECTION 2 SALE AND PURCHASE OF AIRCRAFT.

2.1 Sale and Purchase of Aircraft. Subject to the provisions of this Agreement including, without limitation, the Material Terms and Conditions Precedent, Seller agrees to manufacture, sell and deliver the Aircraft, and, subject in all events to the prior satisfaction in full of all of the Conditions Precedent, Buyer agrees to pay the Total Purchase Price for and take delivery of the Aircraft (or procure that the Buyer Nominee will do the same).

2.2 Conformity with the Detailed Specifications. Each Aircraft shall be manufactured as a [***] vertical takeoff and landing aircraft, certified in accordance with Part 23 or other applicable Federal Aviation Regulations and configured as per the Detailed Specifications.

2.3 Milestones Chart. Buyer expressly acknowledges that it shall abide by a customization and certification chart to be jointly developed and agreed upon by Seller and Buyer and attached as an Exhibit to this Agreement, setting out, among other things, how far in advance of the Scheduled Delivery Period of the Aircraft:

(a) Buyer or Buyer Nominee needs to make certain decisions or take certain actions relating to the manufacturing process of the Aircraft;

(b) Buyer or Buyer Nominee needs to provide certain information and documentation to Seller necessary for Seller to complete the Delivery of the Aircraft;

(c) the preliminary design reviews (“PDR”) will occur to review the proposed design prior to the development of detailed drawings;

(d) the critical design reviews (“CDR”) will occur to perform a final check of drawings prior to the manufacturing of the Aircraft;

(e) Seller expects the Aircraft to receive the Type Certificate from the FAA and other regulatory approval milestones from the FAA;

(f) Buyer must notify Seller of any products it intends to provide or procure as BFE and the BFE suppliers, if any;

(g) Buyer must notify Seller of its selection of any Optional Equipment;

(h) Buyer must provide Seller with livery/paint details for the Aircraft;

(i) an initial technical coordination meeting among Seller, Buyer and any BFE suppliers must be held in order to reach the final detailed configuration of the Aircraft; and

(j) the “freeze date” or final date by which the Detailed Specifications, Optional Equipment, BFE and any related definitions of an Aircraft must be finalized between Seller and Buyer to allow for the incorporation into the manufacturing of the Aircraft and Delivery of the Aircraft within the Scheduled Delivery Month.

SECTION 3 AIRCRAFT PURCHASE PRICE.

3.1 Purchase Price. Subject in all events to the prior satisfaction in full of all of the Conditions Precedent, Buyer shall pay the Total Purchase Price for each Aircraft to Seller in accordance with Section 5.

3.2 Base Purchase Price. Subject to compliance in all events with Section 15.4 (Most Favored Nations Clause), the base purchase price for each Aircraft, including all equipment necessary to operate each Aircraft after Delivery thereof, including [***], but excluding any spare or replacement parts [***] (the “Base Purchase Price”), shall be determined by Seller, as set forth in this Section 3, during the first month of the calendar quarter (the “Pricing Calculation Quarter”) that is one (1) calendar quarter prior to the quarter in which the Aircraft is scheduled for delivery to Buyer (the “Delivery Quarter”).

The “Total Purchase Price” is the sum of the Base Purchase Price, plus any installed Optional Equipment selected by the Buyer, as provided in the aircraft configuration.

No later than the tenth (10th) calendar day of the Pricing Calculation Quarter, Seller will provide Buyer a letter, which will identify each Aircraft scheduled for delivery in the next Delivery Quarter and its calculated Base Purchase Price (a “Pricing Confirmation Letter”). Each Pricing Confirmation Letter shall be signed by the Chief Financial Officer of Seller and shall contain a certification that the Base Purchase Price for each Aircraft was calculated in conformity with the provisions of this Section 3. Each Pricing Confirmation Letter will include supporting documentation used by Seller in connection with the calculation, including a listing of all applicable executed purchase agreements included in the calculation of the Base Purchase Price. Buyer shall return to Seller a countersigned copy of each Pricing Confirmation Letter to evidence the Buyer’s acknowledgement of an agreement with the Base Purchase Price set forth therein. The Parties agree that each mutually executed Pricing Confirmation Letter shall constitute an amendment to this Purchase Agreement confirming the Base Purchase Price for the applicable Aircraft.

Invoices will promptly be generated by Seller and delivered to the Buyer to reflect the Total Purchase Price and the net amount due upon delivery of each Aircraft (after applying any Advance Payment paid by Buyer applicable to each Aircraft).

In the event that there are no Aircraft scheduled for delivery in the applicable Delivery Quarter, other than the Aircraft to be delivered to the Buyer, then the executed agreements for Aircraft delivered or to be delivered in the quarter immediately prior to Delivery Quarter will be used for purposes of calculating the Base Purchase Price.

3.3 Optional Equipment. In respect of any Aircraft, Buyer may select optional equipment from a selection that is, and in accordance with procedures that are, mutually agreed upon by the Parties (the “Optional Equipment”). Buyer acknowledges that the Base Purchase Price does not include Optional Equipment that may be purchased by Buyer.

3.4 Buyer Furnished Equipment. Seller will receive, inspect, store and install in an Aircraft before Delivery items of equipment that are purchased and furnished by Buyer (“Buyer Furnished Equipment” or “BFE”).

SECTION 4 TAXES.

4.1 Taxes. All prices herein (including the prices set forth in Schedule 1) and all amounts payable by Buyer hereunder are exclusive of any and all Taxes. Except for (i) Taxes imposed on or measured by the net income of Seller, (ii) Taxes imposed on or measured by gross income of Seller imposed in lieu of net income taxes, (iii) Taxes, other than Taxes specified in clause (ii) of this Section 4.1, levied against Seller for the privilege of doing business in any jurisdiction (other than Taxes levied against Seller as a result of Seller’s actions taken at Buyer’s request or direction), or (iv) Taxes, other than Taxes specified in clause (ii) of this Section 4.1, solely relating to the manufacturing, assembly and delivery of the Aircraft (other than Taxes incurred by Seller as a result of delivering an Aircraft in accordance with Buyer’s request or direction, including, but not limited to, delivering an Aircraft in a specific jurisdiction) (collectively, “Excluded Taxes”), Buyer shall file tax returns with respect to, and bear and pay all Taxes imposed on, or in connection with, the transactions contemplated by this Agreement. If any Taxes shall be required to be withheld or deducted from any payment owed to Seller under this Agreement, Buyer shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Buyer shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Seller receives an amount equal to the sum it would have received had no such deduction or withholding been made.

4.2 Other Taxes. Buyer shall timely pay to the relevant governmental authority in accordance with applicable law any Other Taxes imposed on Buyer, and, provided that no Seller Event of Default has occurred and is continuing, Buyer shall timely reimburse Seller for the payment of any Other Taxes imposed on Seller.

4.3 Evidence of Payment. As soon as practicable after any payment of Taxes by Buyer to a governmental authority pursuant to Section 4, Buyer shall deliver to Seller the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Seller.

SECTION 5 PAYMENT.

5.1 Payment Terms. All payments by Buyer under this Agreement shall be made to such bank and/or account as Seller may from time to time notify to Buyer in an invoice for the respective payment due hereunder. Such invoice shall be given no less than five (5) Business Days prior to the due date of any such payment. Seller shall send all invoices to Buyer in accordance with Section 20.

5.2 Advance Payments. Buyer shall make Advance Payments to Seller for each Firm Aircraft in accordance with a payment schedule subject to the mutual agreement of the Parties.

5.3 Payment Upon Acceptance. Subject to the agreement of Seller and Buyer as to all Material Terms in accordance with the terms of this Agreement, Buyer shall pay any unpaid balance of the Total Purchase Price for each Aircraft at the time of its acceptance of such Aircraft in accordance with the terms of the acceptance and delivery framework in Section 12. All payment obligations will be considered fulfilled at the time the full Total Purchase Price amount is irrevocably credited on Seller’s bank account in accordance with the terms of this Agreement. Seller shall include details of its bank account in each invoice. Unless separately provided for in writing between Seller and Buyer, all payments made hereunder, including but not limited to any Advance Payments, are non-refundable.

5.4 Currency; Payment Mechanics. All payments hereunder shall be made in U.S. Dollars in immediately available funds on the due date for payment. Buyer shall make all payments to Seller by unconditional wire transfer of immediately available funds in U.S. Dollars to such bank account as is designated by Seller. All payments must be received at such account by 1:00 p.m. New York time on the due date therefor. If any due date is not a Business Day, payment is due on the following Business Day. Any payment received after 1:00 p.m. New York time on any date shall be deemed to have been received on the next Business Day.

SECTION 6 EXCUSABLE DELAY; DESTRUCTION OF AIRCRAFT.

6.1 Excusable Delay. Seller shall notify Buyer if it reasonably determines that one or more of the following events will cause a delay in the delivery of an Aircraft beyond the Scheduled Delivery Period or (if one has been designated) Scheduled Delivery Month for such Aircraft, to the extent any such events are (i) beyond Seller’s reasonable control, (ii) not caused or worsened by Seller’s breach of this Agreement, and (iii) events that Seller could not reasonably have taken precautions against (e.g. reasonable disaster recovery plans, reasonable second-source suppliers) in a manner that would have prevented the delay (each such event, an “Excusable Delay”):

(a) acts of God;

(b) fire, earthquake, lightning, flood, typhoon, cyclone, hurricane, windstorm, tornado, tsunami, blizzards, landslide, volcanic activity, other natural disasters or explosions;

(c) any exercise of the power of eminent domain, police power, expropriation, condemnation, confiscation, nationalization or other taking by any governmental authority;

(d) epidemics, pandemic, outbreak, animal to human or other abnormal transmissions of an infectious disease or quarantine restrictions;

(e) war, civil war or warlike operations, acts of terrorism, riots, or any other armed hostility;

(f) BFE not delivered to Seller on a timely basis or found defective requiring replacement which causes any delay in the manufacturing process;

(g) any breaches by Buyer in performing its obligations under this Agreement;

(h) inability or delay in performing the obligations of Seller by reason of any law or any governmental order, directive or regulation, or any change in any of the foregoing, or the interpretation thereof by any court or other governmental authority, the effective date of such change or interpretation of which is after the date hereof;

(i) any delay in accordance with Section 18.2(b); and

(j) any unforeseeable delay outside of the reasonable control of Seller in connection with the process of obtaining the Type Certificate for the Aircraft.

Any Excusable Delay shall last only as long as (x) such event causing such Excusable Delay and set forth in this Section 6.1 remains beyond the control of Seller, (y) such event remains the primary cause of the delay and (z) Seller is unable to mitigate such event by applying commercially reasonable efforts to do so.

6.2 Termination for Excusable Delay.

(a) Seller shall not be liable for any Excusable Delay in the delivery of an Aircraft.

(b) If (i) an Excusable Delay has caused an Aircraft to remain undelivered for six (6) months or more after the end of the Scheduled Delivery Period for such Aircraft, or (ii) Seller notifies Buyer that it has determined that an Excusable Delay will cause an Aircraft to be delivered six (6) months or more after the end of the Scheduled Delivery Period for such Aircraft, then, in either case, Buyer may terminate this Agreement with respect to such Aircraft by sending a written notice of termination to Seller; provided that Buyer shall not be entitled to terminate this Agreement with respect to an Aircraft for a delay described in Section 6.1(i).

(c) If Buyer terminates this Agreement with respect to such Aircraft, all terms and conditions of this Agreement with respect to all other Confirmed Aircraft shall remain in full force and effect.

6.3 Destruction of Aircraft. If an Aircraft suffers a total or constructive loss or is otherwise damaged beyond repair for any reason before Delivery, Seller will notify Buyer in writing of the earliest month possible, consistent with Seller’s other contractual commitments and production capabilities, in which Seller can deliver a replacement Aircraft. Buyer shall notify Seller in writing within thirty (30) days of its receipt of such notice from Seller whether it elects to accept such replacement aircraft. Any such replacement aircraft shall become an Aircraft hereunder and be manufactured and delivered in accordance with the terms hereof. The Scheduled Delivery Period for such Aircraft shall be as set forth in the notice from Seller to Buyer. If Buyer elects not to accept a replacement aircraft, this Agreement shall be terminated only with respect to such Aircraft. Seller will not be obligated to manufacture a replacement aircraft if reactivation of the production line for the specific model of aircraft would be required.

6.4 Effect of Termination. The termination of this Agreement under Section 6.2 or 6.3 with respect to the affected Aircraft will discharge any and all obligations and liabilities of the parties hereto with respect to such Aircraft, except that Seller will return to Buyer within five (5) Business Days after such termination an amount equal to all Advance Payments paid by Buyer for such Aircraft, without interest.

SECTION 7 NON-EXCUSABLE DELAY.

7.1 Remedies for Non-Excusable Delay. If a delay has occurred with respect to an Aircraft that does not constitute an Excusable Delay (a “Non-Excusable Delay”) then, in addition to any termination rights that may be available under Section 7.2, Buyer shall have the remedies set forth on Schedule 7.1 to this Agreement.

7.2 Termination for Non-Excusable Delay. Seller shall notify Buyer if it reasonably determines that a Non-Excusable Delay will cause an Aircraft to be delivered six (6) months or more after the end of the Scheduled Delivery Period. Upon the receipt of such notice, or upon a Non-Excusable Delay causing an Aircraft to remain undelivered for six (6) months or more after the end of the Scheduled Delivery Period for such Aircraft, Buyer may terminate this Agreement with respect to such Aircraft by sending a written notice of termination to Seller.

7.3 Effect of Termination. The termination of this Agreement under Section 7.2 with respect to the affected Aircraft will discharge any and all obligations and liabilities of the parties hereto with respect to such Aircraft, except that Seller will return to Buyer within five (5) Business Days after such termination an amount equal to all Advance Payments paid by Buyer for such Aircraft, without interest.

7.4 Exclusivity of Remedies;. The remedies under this Section 7 constitute Buyer’s sole and exclusive rights and remedies in connection with the delay in delivery of any Aircraft due to a Non- Excusable Delay. In connection with the delay in delivery of any such Aircraft, Buyer waives, releases and renounces all other claims, rights and remedies, at law or in equity, whether based on contract (including any warranty), tort or otherwise whether or not arising from the active, passive or imputed negligence of Seller, including claims for (i) any costs incurred by Buyer in securing temporary or permanent replacement aircraft, (ii) and (ii) any financing, Tax, personnel, facility or other costs or damages incurred by Buyer relating to delivery or non-delivery of the Aircraft (including expenses for pilot and ground time).

SECTION 8 FAA CERTIFICATION.

8.1 FAA Approval. Each Aircraft shall at the time of delivery meet the FAA requirements for airworthiness certification pursuant to Part 23 or other applicable Federal Aviation Regulations and be so certified under all the conditions set forth in the Detailed Specifications. Seller shall manufacture each Aircraft to conform to the appropriate Type Certificate for the specific type of the Aircraft and will obtain from the FAA and furnish to Buyer (or any Buyer Nominee) at delivery a standard airworthiness certificate. Seller will, as far as practicable, take into account the information available to it concerning any proposed law, rule or regulation or interpretation that could affect the certification of the Aircraft, in order to minimize the costs of changes to the Detailed Specification as a result of such proposed law, regulation or interpretation becoming effective before Delivery of the applicable Aircraft.

8.2 FAA Certificates. In connection with the delivery of an Aircraft by Seller to Buyer, Seller will obtain from the FAA the Type Certificate (commuter category) issued pursuant to Part 23 (or as required by any superseding regulations) for the type of aircraft covered by this Agreement. Seller will not be obligated to obtain any other certificates or approvals for the Aircraft other than as set forth in this Section 8.2. Buyer shall be responsible for obtaining any other certificates, approvals and licenses relating to such Aircraft, including if the Aircraft is being exported from the USA, customs clearance procedures and export approval (if required) for export from the USA and any airworthiness certificates or registration certificates from any Civil Aviation Authority other than the FAA.

8.3 Aircraft Test Requirements. Seller shall, subject to Buyer’s consent, be entitled to operate the Aircraft before its delivery to Buyer to obtain the Type Certificate and/or a certificate of airworthiness, provided that such operation is only to the extent necessary for the issuance of the Type Certificate and/or certificate of airworthiness and that Seller and Buyer mutually agree in writing on the credits, if any, to be provided by Seller to Buyer and to applied by Buyer for the Total Purchase Price of such Aircraft.

SECTION 9 CHANGES TO THE AIRCRAFT.

9.1 FAA Changes; Development Changes.

(a) Seller shall, in consultation with, and subject to the consent of Buyer, incorporate FAA Changes or Development Changes into the Detailed Specification and into an Aircraft prior to its delivery to Buyer; provided, however, that to the extent the Detailed Specification or any performance guarantees of the Aircraft have already been agreed with Seller pursuant to the terms of this Agreement or any mutually agreed upon amendment hereto, Buyer’s consent shall be required to incorporate any FAA Change, Development Change or other change into an Aircraft to the extent such FAA Change, Development Change or other change, as the case may be, may (i) require any change to any Detailed Specification or performance guarantees or (ii) delay the Scheduled Delivery Period or (if one has been specified) the Scheduled Delivery Month for any Aircraft or (iii) adversely impact the intended operation of any Aircraft by Buyer, including resulting in any increase in any costs associated with operating any Aircraft.

(b) Seller shall provide Buyer with written notice of any proposed FAA Change, Development Change, or other change within at least sixty (60) days of becoming aware of a need for such FAA Change, Development Change or other change, as the case may be.

(c) The cost of incorporating any FAA Change or Development Change in the Aircraft before Delivery will be for the account of Seller. Seller shall also bear all costs of incorporating any changes to any Aircraft relating to any FAA airworthiness directive.

SECTION 10 DELIVERY OF AIRCRAFT.

10.1 Designation of Scheduled Delivery Month. Seller shall designate the Scheduled Delivery Month for each Aircraft (which shall be a month in the Scheduled Delivery Period for such Aircraft) within the then-current Scheduled Delivery Period of such Aircraft at least six months prior to the beginning of the then-current Scheduled Delivery Period for such Aircraft.

10.2 Notices of Delivery Dates. Seller shall provide written notice to Buyer of the anticipated date of delivery (the “Scheduled Delivery Date”) of each Aircraft at least thirty (30) days prior to such anticipated date of delivery.

10.3 Notice of Delay in Delivery; Adjustment to Schedules.

(a) Promptly after Seller concludes that the delivery of any Aircraft is reasonably likely to be delayed beyond its then-current Scheduled Delivery Period or (if one has been designated) Scheduled Delivery Month, Seller shall give written notice thereof to Buyer together with the revised Scheduled Delivery Period or Scheduled Delivery Month (as applicable).

(b) If the Scheduled Delivery Period or Scheduled Delivery Month of an Aircraft is revised pursuant to this Section 10.3, then any applicable due dates for Advance Payments (if any) with respect to such Aircraft shall be adjusted accordingly.

10.4 Place of Delivery. Each Aircraft shall be delivered to Buyer at Seller’s sole cost and expense at a facility mutually acceptable to Buyer (or any Buyer Nominee) and Seller.

SECTION 11 PRE-DELIVERY ASSIGNMENT

11.1 Assignment. This Agreement is for the benefit of Buyer and Seller only. Except as set forth in Section 11.2 and Section 17 no rights or duties of either Buyer or Seller may be assigned, delegated or novated prior to Delivery of the Aircraft, and neither party shall enter into an agreement to assign, delegate or novate its rights or duties as proscribed hereunder.

11.2 Assignment by Buyer of Right to Purchase Aircraft. Notwithstanding Sections 11.1 and 17.1, Buyer may assign the right to purchase an Aircraft to an eligible Buyer Nominee, provided that:

(a) such assignment shall include the right to take title to such Aircraft and the obligation to pay the balance of the Total Purchase Price for such Aircraft to Seller at Delivery;

(b) Buyer shall notify Seller in writing of its intent to assign the right to purchase such Aircraft no later than fifteen (15) days prior to the Scheduled Delivery Date;

(c) the Buyer Nominee has a tangible net worth greater than US$10,000,000; provided further that, if any Buyer Nominee does not have a tangible net worth greater than US$10,000,000, Buyer Parent shall provide a guaranty agreement (a “Buyer Guaranty”), in form and substance acceptable to Seller acting reasonably, guaranteeing the obligations and performance of such Buyer Nominee under the Sale Documents; and

(d) Buyer shall be responsible for all costs and expenses of Seller (including out-of- pocket legal expenses) incurred by Seller in connection with the assignment.

11.3 Seller Reliance. Where a Buyer Nominee has been nominated in respect of the purchase of the Aircraft, Buyer shall be responsible for procuring the performance by the Buyer Nominee of all of the obligations of such Buyer Nominee under this Agreement and the other Sale Documents and, for the purpose of this Agreement and on or before the Delivery (but not after Delivery), Seller shall be entitled to deal exclusively with, and rely upon notices and/or other communications from Buyer (for itself or on behalf of any Buyer Nominee) to the exclusion of any Buyer Nominee. After the Delivery, any Buyer Nominee shall be entitled to enforce all rights of Buyer and the Buyer Nominee hereunder.

11.4 No Increase in Liability. No action taken by Buyer or Seller relating to the assignment of Buyer’s rights under this Agreement shall subject Seller to any liability beyond that which is set forth in this Agreement or modify or expand in any way Seller’s obligations under this Agreement.

11.5 Assignment of Right to Receive Money. Notwithstanding Section 11.1, Seller may assign any of its rights to receive payments hereunder without the prior consent of Buyer provided that such assignee is not a Prohibited Person or Buyer Competitor.

SECTION 12 ACCEPTANCE AND DELIVERY; INSPECTION

Subject to the mutual agreement of the Parties to all terms to be set forth on Schedule 1, the acceptance and delivery framework shall be as set forth below and as otherwise mutually agreed to by the Parties and attached to this Agreement as Schedule 12 (to the extent not otherwise set forth on Schedule 1).

XTI shall present each Aircraft to the Buyer for Inspection, acceptance and subsequent delivery. Final payment and closing of the purchase of each Aircraft shall occur following XTI’s written notice to Buyer (the “Notice”) that an Aircraft scheduled for delivery is in compliance with the conditions set forth in Section 8 above and is ready for Inspection, and that XTI is prepared to deliver the Aircraft to Buyer following Inspection. Upon receipt of the Notice from XTI, the Buyer will confirm with XTI the date of commencement of the applicable Inspection and anticipated date of delivery. Delivery of each Aircraft shall take place at the Inspection site unless otherwise agreed upon in writing. XTI shall deliver the Notice to the Buyer no less than thirty (30) days prior to the proposed delivery date. XTI shall execute and provide to the Buyer an FAA Bill of Sale and Warranty Bill of Sale, with the FAA Bill of Sale to be recorded upon on the closing of the delivery and receipt by XTI of payment of the Total Purchase Price for the applicable Aircraft. In the event Buyer fails to take delivery of and purchase the Aircraft within two (2) business days after Acceptance, XTI shall be entitled to retain the Advance Payment applicable to the affected Aircraft. Title and risk of loss or damage to each Aircraft shall pass to the Buyer at the time of delivery.

Buyer’s obligation to accept delivery of each Aircraft is subject to the Buyer’s determination, in its sole discretion, that the Aircraft is in satisfactory compliance with all conditions and specifications, as set forth in in this Section 12, based on a technical inspection (including test flight(s)) and records review (“Inspection”) of each Aircraft. Each Inspection will be completed by the Buyer, at the Buyer’s expense, at XTI’s delivery location (or at such other location as may be mutually agreed between the parties) immediately prior to the time of delivery.

Buyer shall accept (“Acceptance”) or reject each Aircraft in writing within two (2) business days following completion of the Inspection of each such Aircraft. In the event of a rejection of an Aircraft, the Buyer will provide Seller with a written list of any defects and discrepancies (collectively, “Discrepancies”) identified by the Buyer.

Discrepancies identified by the Buyer as a result of the Inspection, of which Seller has been notified in accordance with the provisions of this Agreement, shall be corrected by Seller at Seller’s sole expense, unless otherwise agreed upon by both parties in writing. For the avoidance of doubt, the term “Discrepancies” means a lack of conformity to the Technical Description and/or the Aircraft Configuration, including paint and interior items.

SECTION 13 RISK ALLOCATION; INDEMNIFICATION.

13.1 Risk of Loss.

The risk of loss or damage with respect to each Aircraft shall transfer to Buyer (or Buyer Nominee) upon Buyer’s (or Buyer Nominee’s) acceptance of such Aircraft. If, after acceptance of such Aircraft by Buyer (or Buyer Nominee), the Aircraft remains in or is returned to the care, custody or control of Seller, the risk of loss or damage with respect to such Aircraft shall be transferred to Seller.

13.2 Buyer Indemnification.

Seller will indemnify and hold harmless Buyer (or Buyer Nominee) and Buyer’s (or Buyer Nominee’s) observers from and against all claims and liabilities, including all expenses and attorneys’ fees incident thereto or incident to establishing the right to indemnification, for injury to or death of any person(s), including employees of Seller but not employees of Buyer (or Buyer Nominee), or for loss of or damage to any property, including an Aircraft, arising out of or in any way related to the operation of such Aircraft during all demonstration and test flights conducted under the provisions of this Agreement, other than resulting from the gross negligence or willful misconduct of Buyer (or Buyer Nominee) or any of Buyer’s (or Buyer Nominee’s) participants.

SECTION 14 WARRANTIES; PERFORMANCE GUARANTEES.

The terms and conditions of the warranties (the “Warranties”) and the Customer Support Services relating to post-Delivery support to be provided by Seller to Buyer or Buyer Nominee, as the case may be, shall be as set forth herein and as otherwise mutually agreed upon by the Parties. The performance guarantees of Seller with respect to each Aircraft are also subject to the mutual agreement of Buyer and Seller.

Seller will deliver to the Buyer all maintenance manuals relating to the Aircraft. The warranties and guarantees set forth in the Technical Description are expressly incorporated by reference in this Agreement. Each Aircraft, and its parts and components, will be eligible for the warranty coverage, guarantees and product support packages described in the Technical Description.

SECTION 15 SELLER COVENANTS

15.1 Change of Control. Seller covenants and agrees, in favor of Buyer, that it shall as promptly as practicable following a Change of Control send written notice in respect of such Change of Control to Buyer.

15.2 Seller Representative. Seller shall provide free of charge to Buyer the services of at least one Seller customer support representative (a “Seller Representative”) and any number of additional Seller Representatives as may be mutually agreed upon by the Parties. The Seller Representative(s) will serve as the primary liaison in support of the Customer Support Services and Seller’s other obligations under this Agreement. The services of the Seller Representative(s) shall be provided free of charge for at all times reasonably requested Buyer and in any event during the period beginning on the date that is six (6) months prior to the first day of the earliest Scheduled Delivery Period through and including the date on which the final Aircraft has been accepted by Buyer. In providing such Customer Support Services, any Seller Representative, or any employee of Seller providing services to Buyer hereunder, shall not be deemed to be acting as Buyer’s employee, contractor or agent, either directly or indirectly.

15.3 Books and Records. Seller shall make, keep, and maintain accurate and reasonably detailed books and financial records regarding its performance under, and payments made relating to, this Agreement (the “Seller’s Books and Records”). Seller shall devise and maintain a system of internal accounting controls sufficient to meet the accounting requirements and satisfy the laws of the Buyer States. Seller shall inform Buyer, if not prohibited by applicable laws, of any situation of which it becomes aware that is reasonably likely to result in a breach of this clause. Seller shall, subject to compliance with applicable confidentiality obligations (or other applicable restrictions on disclosure) and applicable law (provided that Seller shall be obligated to use commercially reasonable efforts to seek and to obtain waivers with respect to such confidentiality obligations to allow Buyer to gain access to the Books and Records), respond to Buyer’s reasonable, written requests at any time from time to time for information regarding Seller’s Books and Records, including any reasonable requests from Seller’s auditors. Buyer shall also be entitled to visit Seller’s facilities to examine Seller’s Books and Records, provided always that Buyer provides Seller with reasonable prior written notice and Buyer’s visits to Seller’s facility are conducted during Seller’s normal business hours, do not interfere with Seller’s business operations and comply with all of Seller’s rules and regulations generally applicable to all visitors and applied consistently with past practice; provided, further, unless otherwise consented to by Seller, such visits shall be limited to not more than four (4) visits per each calendar year.

15.4 Most Favored Nations Clause. Seller hereby agrees that the terms and conditions of this Agreement, including, without limitation, the Base Purchase Price, Total Purchase Price and other fees payable hereunder, shall be no less favorable than those which are offered by Seller to any other customer of Seller during the term of this Agreement (whether such agreement is entered into before or during the term of this Agreement and regardless of whether such agreement expires or is terminated during the term of this Agreement). If more favorable terms are offered now or in the future, then Seller and Buyer and Buyer Parent agree that this Agreement shall be deemed amended to include such more favorable terms, with such amendment effective as of the date Seller entered into the other agreement. Seller agrees to promptly notify Buyer and Buyer Parent in the event it offers more favorable terms in connection with any such agreement, and Seller and Buyer and Buyer Parent agree to execute an amendment memorializing such additional terms.

SECTION 16 REPRESENTATIONS

Buyer hereby makes the representations and warranties set forth in Schedule 2, Part A for the benefit of Seller. Buyer Parent hereby makes the representations and warranties set forth in Schedule 2, Part B for the benefit of Seller. Seller hereby makes the representations and warranties set forth in Schedule 2, Part C for the benefit of Buyer and Buyer Parent.

SECTION 17 POST-DELIVERY TRANSFER.

17.1 No Assignment or Transfer. No assignment, sale, disposition or transfer may be made by Buyer or Buyer Nominee of all or any of its rights in respect of the Aircraft or any Sale Document and any attempted or purported assignment, sale, disposition or transfer by Buyer or Buyer Nominee will be null and void except as expressly permitted by Section 11, this Section 17 and any terms set forth in the Purchase Agreement Addendum.

17.2 Buyer Financing. Notwithstanding Section 17.1 and Section Error! Reference source not found., Buyer or Buyer Nominee, as the case may be, may enter into financing arrangements with Financing Parties, including the incurrence of indebtedness and sale-leaseback and/or refinancing transactions in which Buyer or a Buyer Nominee remains the lessee, without any consent of Seller so long as such financing arrangements, lease, sale, disposal or transfer, as the case may be, is in compliance with the terms of this Section 17.

17.3 Warranty Assignment. If Buyer or Buyer Nominee sells an Aircraft or enters into financing arrangements with Financing Parties in accordance with Section 2, Buyer or Buyer Nominee, as the case may be, may assign some or all of its warranty rights with respect to such Aircraft to the purchaser, operator or Financing Parties of such Aircraft. The form of such warranty assignment shall be reasonably acceptable to Seller. For the avoidance of doubt, neither Buyer nor Buyer Nominee may assign any post-Delivery Customer Support Services without the prior written consent of Seller.

17.4 No Increase in Liability. No action taken by Buyer or Seller relating to the resale or lease of any Aircraft or the assignment of Buyer’s rights under this Agreement shall subject Seller to any liability beyond that which is set forth in this Agreement or modify or expand in any way Seller’s obligations under this Agreement.

SECTION 18 TERMINATION.

18.1 Events of Default. Each of the events or circumstances set out below shall constitute an “Event of Default”:

(a) Buyer or any Buyer Nominee fails to make a payment due hereunder within ten (10) Business Days following Buyer’s receipt of written notice of Seller of such delinquent payment (a “Delinquent Payment Notice”);

(b) Buyer or any Buyer Nominee fails to perform or comply with any covenant or agreement contained herein, other than as set out in Section 18.1(a), unless within fifteen (15) days following written notice from Seller of such failure Buyer or such Buyer Nominee cures such failure;

(c) any of Buyer’s representations set forth in Section 16 are not true when made;

(d) Buyer or any Buyer Nominee is in default of its obligations under any Sale Document unless within ten (10) Business Days following written notice from Seller of such default the relevant person cures such default;

(e) Buyer ceases doing business as a going concern, suspends all or substantially all of its business operations (other than temporary shutdowns due to labor disputes or similar causes beyond the control of Buyer), makes an assignment for the benefit of creditors or becomes insolvent, generally does not pay its debts as they become due, or admits in writing its inability to pay its debts; or

(f) Buyer (i) petitions for or acquiesces to the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, (ii) commences any legal proceeding such as bankruptcy, reorganization, readjustment of debt, dissolution, or liquidation available for the relief of financially distressed debtors or (iii) becomes the object of any such proceeding commenced by a third party unless such proceeding is dismissed or stayed within a reasonable period, not to exceed sixty (60) calendar days.

18.2 Rights of Seller after Event of Default.

(a) Upon the occurrence of an Event of Default, Seller may immediately terminate this Agreement with respect to any or all of the Aircraft, by delivery of written notice to Buyer.

(b) If any payment due to Seller is not received by Seller within five (5) Business Days following Buyer’s receipt of a Delinquent Payment Notice, then, in addition to any other rights and remedies available to Seller, Seller shall have the right to suspend work on the production of any and all Aircraft by providing Buyer written notice of such suspension. Each delay due to a suspension of work in accordance with this Section 18.2(b) shall be considered an Excusable Delay and upon the cure of such Event of Default, the Scheduled Delivery Period or (if applicable) Scheduled Delivery Month of each Aircraft subject to such suspension shall be adjusted at the reasonable discretion of Seller to reflect all suspensions of work in accordance with this Section 18.2(b), taking into account Seller’s production capabilities and other commitments, and Seller shall notify Buyer in writing of such adjusted Scheduled Delivery Period or Scheduled Delivery Month.

18.3 Seller’s Remedies.

(a) In the event that Seller terminates this Agreement with respect to an Aircraft not yet delivered for any of the reasons stated in Section 18.1:

(i) all rights (including property rights), if any, which Buyer may have or may have had in or with respect to such Aircraft shall become null and void immediately upon such termination;

(ii) Buyer shall immediately pay to Seller (y) the monetary value of all services that have been rendered by Seller (but not yet paid for by Buyer) with respect to such Aircraft under this Agreement as of the date of termination, and (z) any other amounts payable by Buyer to Seller outstanding with respect to such Aircraft or otherwise due and owing under this Agreement as of the date of termination;

(iii) any Advance Payments paid by Buyer for such Aircraft shall be returned to Buyer within five (5) Business Days of such termination;

(iv) Buyer shall pay Seller for any and all damages (excluding damaged proscribed by Section 19.1) resulting from termination of this Agreement with respect to such Aircraft, including any and all out-of-pocket and documented storage, maintenance and other costs necessary in connection with the sale, lease or other disposition of such Aircraft; and

(v) Seller may sell, lease or otherwise dispose of such Aircraft to a third party free of any claim by Buyer.

18.4 Seller Events of Default. Each of the events or circumstances set out below shall constitute a “Seller Event of Default”:

(a) Seller fails to perform or comply with any covenant or agreement contained herein or in any Sale Document to which it is a party, unless within thirty (30) days following written notice from Buyer of such failure Seller cures such failure, to the extent curable;

(b) any of Seller’s representations set forth in Section 16 are not true when made;

(c) Seller is in default of its obligations under any Sale Document;

(d) Seller ceases doing business as a going concern, suspends all or substantially all of its business operations (other than temporary shutdowns due to labor disputes or similar causes beyond the control of Seller), makes an assignment for the benefit of creditors or becomes insolvent, generally does not pay its debts as they become due, or admits in writing its inability to pay its debts; or

(e) Seller (i) petitions for or acquiesces to the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, (ii) commences any legal proceeding such as bankruptcy, reorganization, readjustment of debt, dissolution, or liquidation available for the relief of financially distressed debtors or (iii) becomes the object of any such proceeding commenced by a third party unless such proceeding is dismissed or stayed within a reasonable period, not to exceed sixty (60) calendar days.

18.5 Rights of Buyer after Seller Event of Default.

(a) Upon the occurrence of a Seller Event of Default, Buyer may immediately terminate this Agreement with respect to any or all of the Aircraft, by delivery of written notice to Seller.

(b) In the event that Buyer terminates this Agreement for any of the reasons stated in Section 18.4, Seller shall, within five (5) Business Days after such termination, return to Buyer an amount equal to all Advance Payments, without interest, received by Seller from Buyer with respect to such undelivered Aircraft.

18.6 Additional Termination Rights.

(a) For so long as any of the Material Terms are not agreed to by both parties and incorporated in this Agreement by way of an amendment, attached Exhibit or Schedule, or other similarly entitled agreement, either party shall have the right to terminate this Agreement if such party determines, in its sole discretion, that it is not likely that the Material Terms will be agreed in a manner that is consistent with such party’s business and operational interests (as such interests may change from time to time). Any such termination under this Section 18.6(a) will be effective immediately upon delivery of written notice to the other party.

(b) In the event that Seller or Buyer terminates this Agreement for any of the reasons stated in Section 18.6, Seller shall, within five (5) Business Days after such termination, return to Buyer an amount equal to all Advance Payments, without interest, received by Seller from Buyer with respect to such undelivered Aircraft.

SECTION 19 LIMITATION OF LIABILITY.

19.1 Exclusion of Consequential and Other Damages. NEITHER PARTY SHALL HAVE ANY OBLIGATION OR LIABILITY, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY OR INDEMNITY), TORT (INCLUDING ACTIVE, PASSIVE OR IMPUTED NEGLIGENCE OR PRODUCT LIABILITY), OR OTHERWISE TO THE OTHER PARTY, FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, OR FOR ANY LOSS OF USE, REVENUE OR PROFIT, ARISING OUT OF SUCH PARTY’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

19.2 Equitable Relief. Notwithstanding anything to the contrary herein, nothing in this Section 19 shall be construed to limit either party’s right to equitable relief. In particular, each party acknowledges that the unauthorized disclosure or use of the other party’s Confidential Information may cause irreparable harm, the degree of, which may be difficult to ascertain. Accordingly, each party agrees that the disclosing party may seek an immediate injunction, without posting of bond, enjoining any actual or proposed breach of this Agreement’s confidentiality obligations by the receiving party or its recipients, as well as the right to pursue any and all other rights and remedies available at law or in equity for such a breach.

19.3 No Duplicate Remedies. Seller shall not be obligated to provide to Buyer any remedy in duplicate for matters covered by any other remedy which has been provided to Buyer (i) by Seller under any contracts between Seller and Buyer, or (ii) by any supplier, vendor, contractors or subcontractors of Seller.

SECTION 20 NOTICES.

20.1 Means of Communication.

(a) Any communication between Seller, Buyer and Buyer Parent under this Agreement shall be made in the English language and shall be effective when received.

(b) In any case where any notice or other communication is required or permitted to be given under this Agreement, such notice or communication shall be made in writing and shall be:

(i) personally delivered;

(ii) sent by registered airmail;

(iii) sent by overnight courier; or

(iv) sent by email.

20.2 Addresses of the Parties.

(a) All notices between the parties hereto shall be addressed as follows:

Seller:	Address: 7625 S. Peoria St, Suite 216A Englewood, CO 80112 Attention: CFO
[***]
[***]
[***]
Buyer:	Address:
[***]

[***]
[***]
[***]

Buyer Parent:	Address:

[***]

[***]
[***]
[***]

(b) If there is any change in the physical address or Email address of a party hereto where notices shall be sent, such party shall promptly notify the other party hereto of the change in accordance with this Section 20. The new address so notified shall become effective only upon receipt of the notice by the other party hereto.

SECTION 21 CONFIDENTIALITY.

21.1 Confidentiality.

The parties hereto shall maintain the terms and conditions of this Agreement and any non-public materials and information disclosed hereunder (“Confidential Information”), including but not limited to, such information concerning a party’s products, technical information (any technical data and software services), or any trade secrets and including such information disclosed by a party providing the other party access to its facilities, strictly confidential and shall not use such Confidential Information for any purpose other than in connection with the performance of its obligations under, and the exercise of its rights under, this Agreement or the Warrant (the “Purpose”).

21.2 Confidential Information Disclosure. Notwithstanding Section 21.1, each party hereto may disclose Confidential Information:

(a) to its directors, officers, employees, agents, advisors, consultants and other representatives, and its parent company, subsidiaries and affiliates (if any) and their respective directors, officers, employees, agents, advisors, consultants and other representatives (in this Section 21.2(a), “Representatives” means all of the foregoing, collectively), in each case, who need to know such Confidential Information in connection with the Purpose, provided that such Representatives are bound by confidentially obligations and restrictions on use no less stringent than those provided herein and that each party hereto shall be liable hereunder for breaches of the confidentiality obligations and restrictions on use by any of its Representatives as if such Representatives were parties to this Agreement;

(b) in the case of Buyer, to any Buyer Nominee; provided that such Buyer Nominee shall first have entered into an agreement including confidentiality provisions on use no less stringent than those provided herein; and

(c) to the extent legally required under applicable laws and regulations, so long as the party who makes such disclosure shall use commercially reasonable efforts to limit the disclosure of the contents of this Agreement or such other materials and information (including by seeking confidential treatment or protection under seal, where permitted) and shall (i) submit to the other party hereto a copy of the proposed document to be filed or disclosed, (ii) give the other party hereto a reasonable period of time to review and comment upon such document, (iii) consider in good faith such comments made by the non-disclosing party, and (iv) cooperate (at the non-disclosing party’s expense) with the non-disclosing party to quash or otherwise resist the disclosure obligation, if permitted by law.

21.3 Public Communications. Neither Seller nor Buyer will issue any public or general marketing communications or any other public announcement or public disclosure (in each case, whether by means of press release, social media, regulatory filing or any other means) concerning, in whole or in part, (a) the obligations under this Agreement or (b) the existence of this Agreement, in each case without the other party’s prior written approval; provided, however, that nothing in this Agreement is intended to or shall restrict Buyer or Seller from complying with disclosure requirements applicable to it under applicable law, it being understood, however, that in the event of any disclosure requirement by Seller described in this proviso, Seller shall comply with the terms of this Section 21.3 to the maximum extent permitted under applicable law, consider in good faith Buyer’s suggestions regarding the content, scope and nature of the information to be disclosed, and seek confidential treatment of the information disclosed as may be requested or appropriate (it being further understood that Buyer will not have any corresponding obligation to Seller in connection with any disclosure requirement by Buyer).

SECTION 22 GOVERNING LAW AND DISPUTE RESOLUTION.

22.1 Governing Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUYER STATES OF AMERICA (AS PERMITTED BY SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OR ANY SIMILAR SUCCESSOR PROVISION)), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF NEW YORK TO THE RIGHTS AND DUTIES OF THE PARTIES HERETO. THE BUYER NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT.

22.1 Jurisdiction; Service of Process.

(a) Any suit, action or proceeding against either of the parties hereto with respect to this Agreement or in respect of any judgment entered by any court in respect thereof shall be brought in the Buyer States District Court for the Southern District of New York, or the applicable court of the State of New York sitting in Manhattan and having subject-matter jurisdiction, and each party hereto submits to the exclusive jurisdiction of such court for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the above mentioned court in New York and hereby irrevocably waives any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

(b) The parties hereto hereby irrevocably further consent to the service of process, writs, summons, orders, judgments or other notices of legal process in said courts by the mailing and delivery thereof by the other party by registered or certified mail, postage prepaid, to it at its address specified in or provided pursuant to Section 20.2, with a required copy thereof delivered by recognized courier delivery service. Nothing in this Section 22.1(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by law. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding concerning any Aircraft or this Agreement, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of any of the courts referenced in Section 22.1(a) or the courts or any other jurisdiction by reason of sovereign immunity or otherwise or that it is immune from any legal process (whether thorough service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property.

22.2 Jury Waiver. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AS AGAINST THE OTHER PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR OMISSIONS OF EITHER PARTY HERETO RELATING TO THIS AGREEMENT.

SECTION 23 TRAINING AND SUPPORT

23.1 Pilot Training. Seller agrees to provide Aircraft pilot training for two pilots for each Aircraft procured under this Agreement. Training and data as are necessary to maintain the Aircraft shall be provided for up to four of Buyer’s mechanics per aircraft delivered.

SECTION 24 MISCELLANEOUS.

24.1 Government Approval. Subject to the availability of their respective employees, the parties hereto shall assist each other in obtaining any governmental consents or approvals required to effect the sale and delivery of the Aircraft under this Agreement; provided that nothing in this Section 24.1 shall create an obligation for either party to expend funds or incur liabilities.

24.2 Subcontractors. Subject to Section 11.1, Seller may use one or more subcontractors in the performance of its obligations under this Agreement in connection with the Aircraft; provided that Seller complies with its obligations under Section 21.2 with respect to all Confidential Information disclosed to such subcontractor. Seller shall be liable for the acts and omissions of its subcontractors as though they were the acts and omissions of Seller itself.

24.3 Waiver/Severability.

(a) No failure of either party hereto at any time in requiring the performance by the other party hereto of any provision hereof shall prejudice the right to require full performance of the same provision at any time thereafter. No waiver by either party hereto of a breach of any provision hereof shall constitute a waiver of any succeeding breach of the same or any other provision or constitute a waiver of the provision itself.

(b) If any provision of this Agreement is held unlawful or otherwise ineffective by a court of competent jurisdiction or an arbitration panel, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part thereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

24.4 Survival. Sections 6.3, 7.3, 11.1, 11.4, 17.4, 18.3, and 18.6(a) through Section 244 shall survive termination of this Agreement (including any termination of this Agreement with respect to an Aircraft in accordance with Section 6.2, 6.3, 7.2 or 18.2).

24.5 No License Granted. The parties hereto agree that any intellectual property provided by one party to the other party in connection with this Agreement or the transactions contemplated under this Agreement shall, as between the parties hereto, remain the sole and exclusive property of the party providing such intellectual property and may be used only for the purpose of implementing transactions under this Agreement (i.e., for Seller’s obligation to fulfill Buyer’s purchase of Aircraft hereunder) and that no other use rights or licenses are granted, whether by implication, estoppel or otherwise. Without limiting the generality of the foregoing, neither party shall use the other party’s Marks unless the other party has expressly granted it a license under the applicable Marks in a separate written agreement setting out the agreed scope, duration, and other terms applicable to such use.

24.6 Intellectual Property Liabilities.

(a) Infringement Indemnity. Seller shall indemnify Buyer with respect to all claims, lawsuits, and liabilities based upon or arising from any suit, action, proceeding, or allegation that any Aircraft, or any part, item or software installed thereon (including any Optional Equipment), or any product or service purchased from or supplied by or on behalf of Seller hereunder or any portion of any thereof (each, an “Item”) and/or the use, sale, distribution, importation or other operation or exploitation thereof constitutes an alleged or actual infringement, misappropriation or other violation of any patent, trademark, copyright, trade secret or other intellectual property right of any third party (each, a “Claim”).

(b) Limitations. Seller’s indemnification provided in this Section 24.6 shall not apply to BFE, or to any Items not installed, used or maintained in accordance with all written instructions and procedures of Seller, to the extent the Claim arises from such nonconforming installation, use or maintenance.

(c) Procedures. Buyer shall give prompt written notice to Seller of the receipt of a notice of a suit or action against Buyer alleging a Claim covered by this Section 24.6 or of a written notice alleging a Claim covered by this Section 24.6, whichever occurs earlier. Failure to notify Seller as provided herein shall relieve Seller of liability that it may have to Buyer only to the extent that the defense of any such Claim is prejudiced thereby. At all times, Seller shall have the right, at its option and expense, to negotiate with any party alleging a Claim, assume or control the defense to any allegation of a Claim, including without limitation, the right to bring a declaratory judgment or similar action, intervene in any action involving a Claim, and/or attempt to resolve a Claim by replacing or modifying an Item; provided that such replacements or modifications shall not adversely affect any of the Aircraft characteristics. Buyer shall promptly furnish to Seller all information, documents, records, and assistance within Buyer’s possession, custody or control as requested by Seller that Seller considers potentially relevant or material to any allegation covered by this Section 24.6. Buyer shall cooperate with Seller and shall, upon Seller’s reasonable request and at Seller’s expense, arrange for the attendance of representatives of Buyer at depositions, hearings, trials, and the like, and assist in effecting settlements, securing and giving evidence, obtaining the attendance of witnesses and in the conduct of any suits or actions covered by this Section 24.6. Buyer shall obtain Seller’s written approval prior to paying, agreeing to pay, assuming any obligation or making any material concession relative to any Claim. Seller shall assume and pay any and all judgments and all costs assessed against Buyer in a final non-appealable judgment of any suit or action (including but not limited to the cost of any bond posted in connection with any appeal), and Seller will make all payments in settlement imposed upon or incurred by Buyer with Seller’s prior approval, and Seller shall also reimburse Buyer for all reasonable expenses (excluding, expressly, internal legal fees and internal technical and engineering fees) incurred by Buyer as a result of such suit or action. If in a final non-appealable judgment, Seller is considered not liable for the alleged infringement due to the situations described in Section 24.6(b) above, Buyer shall reimburse Seller for any and all costs and expenses incurred by Seller as a result of such suit or action (excluding, expressly, internal legal fees and internal technical and engineering fees).

24.7 No Third Party Beneficiary Rights. It is the intention of the parties that no term of this Agreement may be enforced by any person who is not a party to this Agreement notwithstanding that any term of this Agreement may purport to confer, or may be construed as conferring, any benefit on such third party and irrespective of whether such third party is identified in this Agreement.

24.8 Schedules, Exhibits and Appendices. All Schedules, Exhibits and Appendices attached hereto constitute integral parts of this Agreement and shall be binding on both parties hereto.

24.9 Entire Agreement; Integration. This Agreement and the Warrant, together, constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all communications, negotiations and agreements (whether written or oral) of the parties with respect thereto made prior to the date of the Agreement. It is the intent of Buyer, Buyer Parent and Seller that this Agreement and the Warrant constitute a single, integrated transaction. If it is determined by a court of competent jurisdiction that the Agreement constitutes an “executory contract” as that term is used in 11 U.S.C. § 365, then for the purposes of any assumption, rejection or assignment of this Agreement under 11 U.S.C. Section 365 or any amendment or successor section thereof, the Agreement and the Warrant are, and were intended to be, considered a single, integrated agreement and transaction and shall not be severable or divisible.

24.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but which counterparts together shall constitute one and the same instrument. The delivery of an executed signature page by facsimile or other electronic means shall be deemed to have the same effect as the delivery of an executed original counterpart thereof.

24.11 Amendment or Modification. This Agreement shall not be modified, amended, supplemented or nullified by any means except by a written instrument executed by both Buyer, in Buyer’s sole discretion, and Seller, in Seller’s sole discretion.

24.12 Counsel and Expenses. Each of the parties shall be responsible for the payment of its own expenses, including the fees of its counsel and other advisors, in connection with the negotiation, execution and delivery of this Agreement and all agreements arising out of or related thereto.

24.13 Set-off Payments. Notwithstanding anything to the contrary contained herein, if any party hereto shall be in default under this Agreement to any other party, then the non-defaulting party shall be entitled to set off from any payment owed by such non-defaulting party to the defaulting party hereunder any amount owed by the defaulting party to the non-defaulting party under this Agreement; provided that contemporaneously with any such set-off, the non-defaulting party shall give written notice of such action to the defaulting party; provided further that the failure to give such notice shall not affect the validity of the set-off. Upon completion of any such set-off, the obligation of the defaulting party to the non-defaulting party shall be extinguished to the extent of the amount so set-off. Each party hereto further waives any right to assert as a defense to any attempted set-off the requirements of liquidation or mutuality.

24.14 Guarantee. Buyer Parent irrevocably and unconditionally guarantees all of Buyer’s obligations set forth in this Agreement, and shall cause Buyer to comply with all obligations of Buyer set forth in this Agreement. This guarantee shall apply in respect of all of Buyer’s obligations under this Agreement despite: (i) any incapacity, disability, or lack or limitation of status, authorization or power of Buyer or any of its or its affiliate’s directors, officers or agents, (ii) Buyer or any of its affiliates not being a legal entity, and (iii) the bankruptcy, insolvency, dissolution or liquidation of Buyer or any of its affiliates. Any such obligation which may not be recoverable from Buyer Parent as guarantor shall be recoverable from Buyer Parent as principal obligor under this Agreement. Buyer Parent waives notice of acceptance of such guarantee and waives diligence, presentment, protest, notice of protest, notice of intent to accelerate, notice of acceleration or dishonor and all notices and demands whatsoever. Further, Buyer Parent waives any defenses it may have by reason of (I) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the obligations under this Agreement or any part thereof or any agreement relating thereto, whether by operation of law or otherwise, or any failure of Seller to enforce any right, power or remedy with respect to such obligations or any part thereof or any agreement relating thereto, (II) the enforceability or validity of such obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto, (III) the bankruptcy, insolvency, dissolution, liquidation, receivership, reorganization for the benefit of creditors, or other similar proceeding affecting the status, composition, identity, existence, assets or obligations of Buyer or any of its affiliates, (IV) the lack of due authorization or power and authority of, or execution or delivery by, Buyer or any other Person of any agreement(s) creating or giving rise to such obligations or (V) any change in the time, place or manner of payment or performance of, or in any other term of such obligations, or any assignment of this Agreement or any Sale Document.

IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute this Agreement as of the date first written above.

XTI AIRCRAFT COMPANY
as Seller

By:	/s/ Robert Labelle
Name:	Robert Labelle
Title:	Chief Executive Officer

MESA AIRLINES, INC.
as Buyer

By:	/s/ Brian Gillman
Name:	Brian Gillman
Title:	EVP & GC

MESA AIR GROUP, INC. as Buyer Parent

By:	/s/ Brian Gillman
Name:	Brian Gillman
Title:	EVP & GC

-Signature Page-

Aircraft Purchase Agreement

SCHEDULE 1

AIRCRAFT DESCRIPTION

XTI TriFan 600 Aircraft, a as more specifically described in the XTI TriFan 600 Technical Description, Release dated March, 2021 and attached as Exhibit A to this Schedule 1, as may be revised from time to time (the “Technical Description”).

PART A – DESCRIPTION OF FIRM AIRCRAFT [Schedule to list the 100 aircraft and related designation.]

Aircraft Number	Scheduled Delivery Period and Delivery Date[1]	Base Purchase Price

[1]	The delivery schedule is subject to mutual agreement of the parties after the date of this Agreement.

Schedule 1

SCHEDULE 2

REPRESENTATIONS

PART A – Buyer Representations

Buyer represents and warrants to Seller as follows:

(a) Buyer is duly incorporated and validly existing under the laws of its jurisdiction of incorporation or organization and has the power and authority to conduct the business which it conducts and/or proposes to conduct; and the constituent documents and other organizational it provided to Seller are true, accurate and updated copies of the corporate records;

(b) the execution, delivery and performance of the Sale Documents to which Buyer is a party have been duly authorized by all necessary corporate action and are within the corporate powers and/or capacity of Buyer and have been duly authorized by all necessary governmental consents, certificates and approvals (where applicable);

(c) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents and approvals) in order (i) to enable Buyer to lawfully to enter into, exercise its rights and perform and comply with its obligations under the Sale Documents to which it is a party and (ii) to ensure that those obligations are legally binding and enforceable, have been taken, fulfilled and done;

(d) this Agreement, the Sale Documents to which it is a party and the obligations contemplated hereunder and thereunder constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with the terms hereunder and thereunder;

(e) Buyer’s entry into, exercise of its rights and/or performance of or compliance with its obligations under the Sale Documents to which it is a party do not and will not violate (i) any laws to which Buyer is subject, (ii) any provision of constituent documents or organizational documents of Buyer or (iii) any separate agreement to which Buyer is a party or which is binding on it;

(f) no liquidator, examiner, receiver or similar officer has been appointed in respect of all or any part of the assets of Buyer nor has any application been made to a court which is still pending for an order for, or any act, matter or thing been done which with the giving of notice, lapse of time or satisfaction of some other condition (or any combination thereof) will lead to, the appointment of any such officer or equivalent in any jurisdiction; and

(g) no litigation, arbitration or claim before any court, arbitrator, governmental or administrative agency or authority which would have a material adverse effect on the ability of Buyer to observe or perform its obligations under this Agreement or any other Sale Document to which it is a party is in progress, or to the best knowledge of Buyer, threatened against Buyer.

Schedule 2

PART B – Buyer Parent Representations

Buyer Parent represents and warrants to Seller as follows:

(a) Buyer Parent is duly incorporated and validly existing under the laws of its jurisdiction of incorporation or organization and has the power and authority to conduct the business which it conducts and/or proposes to conduct; and the constituent documents and other organizational it provided to Seller are true, accurate and updated copies of the corporate records;

(b) the execution, delivery and performance of the Sale Documents to which Buyer Parent is a party have been duly authorized by all necessary corporate action and are within the corporate powers and/or capacity of Buyer Parent and have been duly authorized by all necessary governmental consents, certificates and approvals (where applicable);

(c) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents and approvals) in order (i) to enable Buyer Parent to lawfully to enter into, exercise its rights and perform and comply with its obligations under the Sale Documents to which it is a party and (ii) to ensure that those obligations are legally binding and enforceable, have been taken, fulfilled and done;

(d) this Agreement, the Sale Documents to which it is a party and the obligations contemplated hereunder and thereunder constitute the legal, valid and binding obligations of Buyer Parent, enforceable against Buyer Parent in accordance with the terms hereunder and thereunder;

(e) Buyer Parent’s entry into, exercise of its rights and/or performance of or compliance with its obligations under the Sale Documents to which it is a party do not and will not violate (i) any laws to which Buyer Parent is subject, (ii) any provision of constituent documents or organizational documents of Buyer Parent or (iii) any separate agreement to which Buyer Parent is a party or which is binding on it;

(f) no liquidator, examiner, receiver or similar officer has been appointed in respect of all or any part of the assets of Buyer Parent nor has any application been made to a court which is still pending for an order for, or any act, matter or thing been done which with the giving of notice, lapse of time or satisfaction of some other condition (or any combination thereof) will lead to, the appointment of any such officer or equivalent in any jurisdiction; and

(g) no litigation, arbitration or claim before any court, arbitrator, governmental or administrative agency or authority which would have a material adverse effect on the ability of Buyer Parent to observe or perform its obligations under this Agreement or any other Sale Document to which it is a party is in progress, or to the best knowledge of Buyer Parent, threatened against Buyer Parent.

Schedule 2

PART C – Seller Representations

Seller represents and warrants to Buyer and Buyer Parent as follows:

(a) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation or organization and has the power and authority to conduct the business which it conducts and/or proposes to conduct; and the constituent documents and other organizational documents of it provided to Buyer are true, accurate and updated copies of the corporate records;

(b) the execution, delivery and performance of the Sale Documents to which it is a party have been duly authorized by all necessary corporate action and are within the corporate powers and/or capacity of it and have been duly authorized by all necessary governmental consents, certificates and approvals (where applicable);

(c) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents and approvals) in order (i) to enable it to lawfully to enter into, exercise its rights and perform and comply with its obligations under the Sale Documents to which it is a party and (ii) to ensure that those obligations are legally binding and enforceable, have been taken, fulfilled and done;

(d) this Agreement, the Sale Documents to which it is a party and the obligations contemplated hereunder and thereunder constitute the legal, valid and binding obligations of it, enforceable against it in accordance with the terms hereunder and thereunder;

(e) the entry into, exercise of its rights and/or performance of or compliance with its obligations under the Sale Documents to which it is a party do not and will not violate (i) any laws to which it is subject, (ii) any provision of constituent documents or organizational documents of it or (iii) any separate agreement to which it is a party or which is binding on it; and

(f) no liquidator, examiner, receiver or similar officer has been appointed in respect of all or any part of the assets of Seller nor has any application been made to a court which is still pending for an order for, or any act, matter or thing been done which with the giving of notice, lapse of time or satisfaction of some other condition (or any combination thereof) will lead to, the appointment of any such officer or equivalent in any jurisdiction.

Schedule 2